Exhibit 12

Sutherland
September ___, 2006

Board of Directors

Mutual of America Investment Corporation

320 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

This letter responds to your request for our opinion concerning the federal income tax consequences of (i) the transfer of substantially all the assets of the Short-Term Bond Fund (the “Target Fund”) of Mutual of America Investment Corporation (the “Company”) to the Mid-Term Bond Fund (the “Acquiring Fund”) of the Company in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities (if any) of the Target Fund and (ii) the liquidation of the Target Fund. (The transactions described in the previous sentence will be referred to as the “Reorganization.”) In rendering our opinion, we have relied solely on the representations and assumptions set forth below and on the facts set forth below or contained in the following documents: (a) the Agreement and Plan of Reorganization adopted by the Company on behalf of the Target Fund and the Acquiring Fund (the “Plan of Reorganization”) and (b) the combined Prospectus/Proxy Statement (the “Prospectus”) of the Company.

We are furnishing this opinion letter solely for the benefit of the Company, including the Target Fund and the Acquiring Fund thereof, the Board of Directors of the Company (the “Board”), and the shareholders of each of those two Funds, and this letter is not to be used, circulated, or quoted for any other purpose without our written consent. Our opinion reflects our interpretation of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect as of the date hereof. Our opinion is limited to the federal income tax consequences of the Reorganization, and we express no opinion regarding any state, local, foreign, or other tax or nontax consequences. Absent your written request, we will revise or update this letter to reflect subsequent changes in law only through the closing date of the Reorganization.

Summary of Relevant Facts

The Company is a Maryland corporation registered as a diversified open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company comprises several separate investment portfolios and issues separate classes of shares of beneficial interests representing ownership interests in each of those portfolios. Among the portfolios of the Company are the Acquiring Fund and the Target Fund. Shares of the Acquiring Fund and the Target Fund are not available for purchase by members of the general public, but are available for purchase only by insurance companies and their separate

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accounts as the underlying investment medium for owners (the “Contract Owners”) of variable annuity contracts and variable life insurance policies (collectively, the “Contracts”). All shares of the Target Fund and the Acquiring Fund are held by separate accounts (or subaccounts thereof) (the “Separate Accounts”) of Mutual of America Life Insurance Company (“Mutual of America”) and American Life Insurance Company of New York (“American Life”). (Each of Mutual of America and American Life are sometimes referred to herein as an “Insurance Company,” and collectively, as the “Insurance Companies.”)

Mutual of America was originally known as National Health and Welfare Retirement Association, Inc. It was founded in 1945 for the sole purpose of providing retirement and other related benefits and services to non-profit health and social welfare organizations and their employees. The company expanded its scope to include charitable, religious, and educational organizations and governmental entities prior to 1984. In January 1984, the company changed its name to Mutual of America Life Insurance Company, but continued to be restricted by its charter to the non-profit sector. In 1998, after the Taxpayer Relief Act of 1997, the company's charter was amended to permit the company to service the for-profit sector and the entire public.

American Life was a subsidiary of Mutual of America until it was sold to unrelated parties in March 2001. The remaining Contract Owners that have premium allocated to, or that are eligible to allocate premiums to, the American Life Separate Accounts that invest in the Target Fund and the Acquiring Fund are Contract Owners who did not affirmatively elect to transfer to Mutual of America Separate Accounts at or prior to the sale. No new Contract Owners are permitted under the American Life Separate Accounts (though new payments and transfers from current Contract Owners are possible).

The Contracts issued by Mutual of America and American Life specifically list the available subaccounts of the Separate Accounts to which Contract Owners (or, if applicable, plan participants) may allocate premiums. These subaccounts correspond to specific underlying mutual funds in which the subaccounts invest. Following the Reorganization, the Target Fund will cease to exist in accordance with the terms of the Plan of Reorganization. As a result, the subaccounts that currently invest in the Target Fund will no longer be able to invest in such fund following the Reorganization. Therefore, after the Reorganization, the Insurance Companies will not accept any new allocations of premiums to such subaccounts and these subaccounts will cease to be available investment options under the Contracts. The Insurance Companies will notify Contract Owners of the changes to their available investment options.

For valid business reasons set forth in the Prospectus, the Board has determined that it would be in the best interests of the shareholders of both the Acquiring Fund and the Target Fund for those two portfolios to be combined and operated as a single portfolio. Accordingly, the following Agreement and Plan of Reorganization has been approved by the Board:

(i)         on or as soon as practicable prior to the closing date for the Reorganization (the “Closing Date”), the Target Fund will, if applicable, declare and pay to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all of its investment

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company taxable income (computed without regard to any deduction for dividends paid) and realized net capital gain, if any, for the current taxable year through the Closing Date;

(ii)        on the Closing Date, substantially all of the assets of the Target Fund will be transferred to the Acquiring Fund in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities (if any) of the Target Fund. The aggregate value of the Acquiring Fund shares to be issued in this exchange will be equal to the value of the net assets transferred (computed using the valuation procedures set forth in the Company’s then-current prospectus and statement of additional information);

(iii)       as soon as conveniently practicable after the Closing Date, the Target Fund will distribute the Acquiring Fund shares received by it pursuant to the Plan of Reorganization to its shareholders (that is, each of the Insurance Companies) pro rata in proportion to their respective interests;1 and

(iv)	the Target Fund will be completely liquidated.

Mutual of America Capital Management Corporation (“Capital Management”) is currently the investment adviser for the Target Fund and the Acquiring Fund. After the Reorganization, the same portfolio management team that currently is responsible for the Acquiring Fund, each member of which is also part of management team responsible for the Target Fund, will continue to make the day-to-day investment decisions for the Acquiring Fund. Except for the average maturity of the securities holdings, the Target Fund and the Acquiring Fund have identical investment objectives and similar investment policies. In this respect, each of the Target Fund and Acquiring Fund has an investment objective of seeking current income, with preservation of shareholders’ capital a secondary objective.

Representations

Our opinion is conditioned upon the accuracy of the following representations as of the Closing Date, which representations have been certified to us by an appropriate authorized officer of the Company or the Insurance Companies:

(a)        The Company is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company, and each of the Target Fund and the Acquiring Fund (1) operates as a separate open-end management investment company and

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1The distribution will be accomplished by establishing new accounts on the shareholder records of the Acquiring Fund in the name of each Target Fund shareholder, with each new account being credited with the respective pro rata number of Acquiring Fund shares due the shareholder based on the relative net asset values per share as of the Closing Date. All shares of Target Fund stock will be redeemed/canceled.

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(2) is taxable as a separate corporation for federal income tax purposes by reason of section 851(g).2

(b)        Each of the Target Fund and the Acquiring Fund qualified for treatment as a regulated investment company under section 851 (a “RIC”) for its most recent taxable year and will qualify as such for its current taxable year (including the Target Fund’s last short taxable period ending on the Closing Date). Following completion of the Reorganization, the Acquiring Fund will qualify as a RIC within the meaning of section 851 for the taxable year in which the Reorganization occurs and, based upon current requirements, intends to qualify as such for all subsequent taxable years.

(c)        The fair market value of the shares of the Acquiring Fund stock to be received by each shareholder of the Target Fund will be approximately equal to the fair market value of the shares of the Target Fund surrendered in exchange therefor.

(d)        The Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Target Fund immediately prior to the Reorganization. For purposes of this representation, amounts used by the Target Fund to pay its reorganization expenses and all redemptions and distributions (except for (1) redemptions in the ordinary course of the Target Fund’s business as an open-end investment company as required by section 22(e) of the 1940 Act pursuant to a demand of a shareholder and (2) regular, normal dividends) made by the Target Fund immediately prior to the transfer will be included as assets of the Target Fund held immediately prior to the Reorganization.

(e)        There will be no Target Fund shareholders entitled to appraisal rights under state law as a result of the Reorganization, no cash will be paid to the shareholders of the Target Fund in lieu of fractional shares, and no cash or property other than the Acquiring Fund shares will be received by or distributed to the shareholders of the Target Fund in the Reorganization.

(f)         Neither the Acquiring Fund nor any person related to the Acquiring Fund has any plan or intention to redeem (or acquire) any of the Acquiring Fund stock issued in the Reorganization except under its legal obligations under section 22(e) of the 1940 Act.

(g)        Following the Reorganization, the Acquiring Portfolio may sell up to 50 percent of the assets of the Target Portfolio acquired in the Reorganization (the “Acquired Assets”). Otherwise, the Acquiring Portfolio has no current plan or intention to sell or otherwise dispose of any of the Acquired Assets other than in the ordinary course of business and consistent with the Acquiring Portfolio’s investment objectives and policies. For this purpose, a sale of an Acquired Asset will not be considered to be in the ordinary course of business if such asset is sold principally because (i) such asset is not a permitted asset of the Acquiring Portfolio or is not otherwise consistent with the Acquiring Portfolio’ s fundamental investment policies, or (ii) the

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2Unless otherwise indicated, all section references are to the Internal Revenue Code of 1986, as amended (the “Code”).

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total holdings of such asset by the Acquiring Portfolio immediately after the Reorganization exceed the amount of such asset that the investment adviser believes the Acquiring Portfolio should hold (at the time of the closing of the Reorganization) pursuant to its investment objectives and policies. The Acquiring Portfolio intends to reinvest the proceeds from the sale of any Acquired Assets consistent with its investment objectives and policies.

(h)        The Target Fund’s liabilities to be assumed by the Acquiring Fund (if any) were incurred by the Target Fund in the ordinary course of its business and are associated with the assets to be transferred.

(i)         Other than expenses solely and directly related to the Reorganization (which may be paid in whole or in part by the Insurance Companies or affiliates thereof), the Acquiring Fund, the Target Fund, the shareholders of the Target Fund, and the Contract Owners or plan participants will pay their respective transaction expenses.

(j)         There is no intercorporate indebtedness between the Acquiring Fund and the Target Fund.

(k)        The fair market value of the assets of the Target Fund to be transferred in the Reorganization to the Acquiring Fund will exceed the sum of the liabilities to be assumed by the Acquiring Fund (if any).

(l)         The total adjusted basis of the Target Fund assets transferred to the Acquiring Fund will equal or exceed the sum of the liabilities (if any) to be assumed by the Acquiring Fund pursuant to the Reorganization.

(m)       The Target Fund will distribute to its shareholders the shares of the Acquiring Fund it receives pursuant to the Reorganization.

(n)       As of the Closing Date, the Target Fund will cease to be a going concern except for completion of the transactions contemplated pursuant to the Plan of Reorganization. Following the final liquidating distribution, the Target Fund will not retain any assets and will be dissolved.

(o)        In contemplation of the Reorganization, the Target Fund has not disposed, and will not dispose, of any assets other than (1) pursuant to sales occurring in the ordinary course of its business as a RIC and (2) the transfer of its assets to the Acquiring Fund pursuant to the Reorganization.

(p)        Prior to the adoption of the Plan of Reorganization, neither the Target Fund nor any person related to the Target Fund has redeemed (or acquired) any shares of Target Fund stock except under the legal obligations of the Target Fund under section 22(e) of the 1940 Act.

(q)        The Acquiring Fund does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of the Target Fund.

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(r)         All of the outstanding shares of the Acquiring Fund, regardless of class designation, are voting shares. All shares issued by the Acquiring Fund in the Reorganization, regardless of class designation, will be voting shares.

(s)         At all times prior to the Reorganization, all of the outstanding shares of the Target Fund have been owned by the Insurance Companies or their Separate Accounts.

(t)         Immediately following the Reorganization, all of the outstanding shares of the Acquiring Fund will be owned by the Insurance Companies or their Separate Accounts. Neither the Insurance Companies nor their Separate Accounts have any plan or intention to sell, transfer, or otherwise dispose of the shares of the Acquiring Fund received in the Reorganization other than in connection with their obligations under the Contracts.

(u)        During the five-year period ending on the date of the Reorganization, the Target Fund has not made (and will not have made) any distributions with respect to the Target Fund shares (other than regular and normal dividend distributions made pursuant to the Target Fund’s historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for distributions described in sections 852 and 4982.

(v)        The Acquiring Fund and the Target Fund are each engaging in the Reorganization for valid business reasons.

(w)       The transfer of assets by the Target Fund to the Acquiring Fund is not the result of the solicitation by a promoter, broker, or investment house.

(x)        Other than Separate Account No. 1 of Mutual of America, which holds exclusively assets of pension plans qualified under sections 401(a) or 403(a), each of the Separate Accounts that holds shares in the Target Fund or the Acquiring Fund is registered with the Securities and Exchange Commission as a unit investment trust under the 1940 Act. Each of the Separate Accounts is a segregated asset account under applicable state insurance laws. Each of the Separate Accounts is administered and accounted for as part of the general business of the Insurance Company that owns such Separate Account, but its assets are not chargeable with liabilities arising from the business of any other segregated asset account or any other business that the Insurance Company may conduct. Each of the Separate Accounts (and/or any subaccounts thereof, as the case may be) has held at all times during its existence, and following the Reorganization will continue to hold, only assets supporting variable contracts described in section 817(d) and has satisfied at all times during its existence, and following the Reorganization will continue to satisfy, the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations. Each of the Separate Accounts is (and following the Reorganization will continue to be) properly taxed as part of the operations of the Insurance Company that owns such Separate Account and is not (and following the Reorganization will not be) a separate taxable entity for federal income tax purposes.

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(y)        Each of the Target Fund and the Acquiring Fund has been managed at all times during its existence in such a manner as to satisfy the diversification requirements of section 817(h) and section 1.817-5(b) of the Income Tax Regulations, and the Acquiring Fund will continue to be managed in such a manner following completion of the Reorganization.

(z)        Each of the Contracts qualifies (and will qualify as of the Closing Date) for federal income tax purposes as both (1) a life insurance contract or annuity contract, as applicable, and (2) a variable contract.

(aa)       Other than Contracts described in section 72(s)(5), each of the Contracts that is an annuity contract complies with the requirements of section 72(s).

(bb)      No Contract that is an annuity contract was issued on or before February 28, 1986, to a non-natural person other than an entity that was exempt from federal income tax under section 501(c)(3).

(cc)       Although all of the Contracts permit some changes to be made to the Separate Accounts, including adding additional subaccounts, not all of the Contracts contain language specifically permitting the Insurance Companies to remove subaccounts as available investment options for the Contracts. However, in the instant case where the Company, subject to shareholder vote, has decided to cease the operations of and to liquidate the Target Fund that is owned by subaccounts that are identified as available investment options under the Contracts, an amendment or change to the Contracts is permitted as a matter of necessity.

(dd)      The Contracts: (1) under the circumstances described in representation (cc), permit an amendment or change to reflect the transactions anticipated to occur pursuant to the terms of the Reorganization, (2) will not be materially modified under applicable law as a result of the Reorganization, (3) other than the right for Contract Owners or plan participants to allocate premiums among one or more investment companies meeting the requirements of section 817(h) and section 1.817-5 of the Income Tax Regulations, do not permit any Contract Owner or plan participant to direct or require (nor is there a pre-arranged plan for) an Insurance Company, the Separate Accounts (or the applicable subaccounts thereof), or any investment company in which the Separate Accounts (or the applicable subaccounts thereof) may invest, to acquire any particular asset or investment (or adopt any particular investment strategy), (4) do not expressly permit Contract Owners or plan participants to communicate directly or indirectly with any investment, officer of an Insurance Company (or its affiliates) or with the investment adviser or sub-adviser for any investment company in which the Separate Accounts (or the applicable subaccounts thereof) may invest, regarding the selection, quality, or rate of return of any specific investment or group of investments held in a Separate Account (or applicable subaccount thereof) or any investment company in which the Separate Accounts (or the applicable subaccounts thereof) may invest, and (5) have at all times complied with the safe harbor set forth in Rev. Rul. 2003-91, 2003-2 C.B. 347, except that the number of funds has never been more than 27.

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(ee)       Each of the Target Fund and the Acquiring Fund pursues, and at all times during its existence has pursued, a broad investment strategy. Following the Reorganization, the Acquiring Fund will continue to pursue a broad investment strategy. Except for shareholder approvals required by law, Contract Owners or plan participants have not had any involvement with respect to the choice of investment advisers that manage the Target Fund or the Acquiring Fund. All investment decisions concerning the Target Fund and the Acquiring Fund have been made by its investment advisers or sub-advisers in a manner consistent with Rev. Rul. 2003-91, and all investment decisions concerning the Acquiring Fund will continue to be made by the investment advisers or sub-advisers for the Acquiring Fund following the Reorganization in a manner consistent with Rev. Rul. 2003-91. Without limiting the foregoing, each of the Target Fund and Acquiring Fund and their respective officers, employees, and agents at all times during the existence of such funds have complied (and after the Reorganization, Acquiring Fund and its officers, employees, and agents will continue to comply) with the safe harbor in Rev. Rul. 2003-91.

(ff)       Other than in the case of investors permitted under section 1.817-5(f)(3) of the Income Tax Regulations: (1) all the shares of the Target Fund and the Acquiring Fund are held (and all the shares of the Acquiring Fund will be held) by segregated asset accounts of one or more life insurance companies, and (2) public access to the Target Fund and the Acquiring Fund is and has been available (and public access to the Acquiring Fund will continue to be available) exclusively through the purchase of a life insurance or annuity contract that qualifies as a variable contract under section 817(d).

Opinion

Based on our analysis of the Code, the Income Tax Regulations promulgated under the Code, case law, published and private rulings of the Internal Revenue Service, and other relevant legal authority, and in view of the facts summarized above and the representations set forth above, it is our opinion that the following federal income tax consequences will result from the Reorganization:

1.          The Reorganization will constitute a “reorganization” within the meaning of section 368(a)(1)(D), and the Target Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of section 368(b).

2.          No gain or loss will be recognized by the Target Fund (i) on the transfer of its assets to the Acquiring Fund in exchange solely for shares of the Acquiring Fund and the Acquiring Fund’s assumption of the liabilities (if any) of the Target Fund and (ii) the subsequent distribution by the Target Fund of those shares to the shareholders of the Target Fund. Section 361.

3.          No gain or loss will be recognized by the Acquiring Fund on receipt of the assets transferred to it by the Target Fund in exchange for shares of the Acquiring Fund and the assumption of the liabilities (if any) of the Target Fund. Section 1032.

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4.          The Acquiring Fund’s basis in the assets received from the Target Fund will be the same as the Target Fund’s basis in those assets immediately prior to the Reorganization. Section 362(b).

5.          The Acquiring Fund’s holding period for the transferred assets will include the Target Fund’s holding period therefor. Section 1223(2).

6.          No gain or loss will be recognized by the shareholders of the Target Fund on the exchange of their shares of the Target Fund solely for shares of the Acquiring Fund. Section 354.

7.          A Target Fund shareholder’s basis in the shares of the Acquiring Fund received in the Reorganization will be the same as the adjusted basis of the shares of the Target Fund surrendered in exchange therefor. Section 358.

8.          A Target Fund shareholder’s holding period in the shares of the Acquiring Fund received in the Reorganization will include the shareholder’s holding period for the shares of the Target Fund surrendered in exchange therefor, provided such Target Fund shares were held as capital assets on the Closing Date. Section 1223(l).

9.          The Acquiring Fund will succeed to and take into account the items of the Target Fund described in section 381(c), including any earnings and profits, or deficit therein, of the Target Fund as of the date of the Closing Date, subject to the conditions and limitations specified in sections 381, 382, 383, and 384.

10.        No gain or loss will be recognized by the Contract Owners as a result of the Reorganization. See sections 72, 817(h), 1035, and 7702; see also Rev. Rul. 2003-91, 2003-2 C.B. 347.

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We express no opinion regarding the federal income tax consequences of the payment by the Insurance Companies (or their affiliates) of expenses incurred in connection with the Reorganization, except in relation to the qualification of the transfer of the Target Fund’s assets to the Acquiring Fund as a reorganization under section 368(a).

Circular 230 Disclosure

In order to comply with recent Treasury Department regulations, we advise you that (i) this opinion letter was not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer; (ii) this opinion is provided to support the promotion or marketing of the transaction or matters discussed herein; and (iii) readers of this opinion letter other than the named addressees should seek advice regarding the Reorganization based on his, her, or its own particular circumstances from an independent tax adviser.

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Sincerely yours,

SUTHERLAND ASBILL & BRENNAN LLP